UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	ELECTION OF DIRECTOR OR PRINCIPAL OFFICER

General Employment Enterprises, Inc. (the “Company” or “General Employment”) announced today that the Company has appointed George A. Bajalia to the General Employment Board of Directors effective immediately.

Mr. Bajalia has over 30 years of business experience, with financial, operational and management expertise in many industries including the staffing industry. Since 2001, Bajalia has provided consulting, advisory and interim management services to executive management, boards, business owners and private equity firms. He has assisted them with implementing their growth and working capital strategies, turnarounds, recapitalizations and strategic objectives.

George started his career as a certified public accountant (CPA) at KPMG Peat Marwick in 1980. From 1984 to 1991, Bajalia worked in all areas of finance and as a portfolio company manager for an investment holding company based in Florida. In 1991 he became the chief financial officer (CFO) of one of the public company portfolio investments, Wickes Inc. The company was a leading multi-state distributor of building materials and manufacturer of building components in the US with approximately $1 billion in revenue. During his tenure with Wickes, Mr. Bajalia led the development and implementation of a turnaround and strategic business plan and a $300 million recapitalization including a public stock and bond offering.

From 1998 to 2001 Mr. Bajalia served as chief executive officer (CEO) and chief operating officer (COO) of the professional services division of MPS Group, Inc. (MPS), a publicly traded staffing company. This division had offices throughout the United States and the United Kingdom, and over $650 million in revenue and $80 million in pretax profits. Mr. Bajalia’s achievements with MPS included the integration of five specialty business units, which led to increased organic revenue growth of $200 million and pretax profits of $40 million within two years. He also served as a director of MPS.

Mr. Bajalia’s leadership and communication skills have earned him the reputation as a results-oriented manager. He received his B.S. in Accounting from Florida State University, is a licensed CPA and real estate broker, and is a member of several professional associations.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release issued by General Employment Enterprises, Inc. dated January 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: January 20, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Executive Officer